Exhibit 10.1

2014-2016

EXECUTIVE
SELECTIVE SEVERANCE PROGRAM

GRAFTECH INTERNATIONAL HOLDINGS INC.

SEPTEMBER 1, 2014 THROUGH DECEMBER 31, 2016

(Select U.S. Senior Executive Employees)

PROGRAM OUTLINE

This 2014-2016 Executive Selective Severance Program (“ESSP” or “Program”) is being implemented to assist selected US-based senior executives of GrafTech International Ltd. and/or any of its U.S. affiliates (collectively, the “Company”) identified on a list maintained in the office of the Vice President of Human Resources as such list may be enhanced from time to time (each, an “Executive”) whose employment is terminated by action of the Company as set forth herein.

A.    COVERAGE AND TERMS

This Program shall be in effect between the dates of September 1, 2014 and December 31, 2016, and is applicable to any Executive whose employment with the Company is terminated by Company action other than for Cause (as described below). This Program does not constitute a contract and is subject to termination and/or modification at the sole discretion of the Company without prior notice.

B.    ELIGIBILITY; NOTIFICATION AND RELEASE

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An Executive whose employment with the Company is terminated will be notified of his or her eligibility to participate in this Program through an Executive Notification Letter. Such notification will provide eligible Executives with notice of their effective date of termination. This may result in termination other than at the end of a calendar month.

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Notice prior to the effective date of termination is not required, but may be given in the sole discretion of the Company. Any notice period will be paid and may be non-working. During the notice period, Executives will be eligible to participate in Company benefits at active employee rates.

•	If required under applicable law, Executives will be told which other positions in their organizational unit or group are eligible and not eligible for any severance program at the Company.

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Benefits from this Program will commence immediately following separation from employment and will continue for the period applicable to the Executive, based on service to the Company and seniority, as described below.

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In order for an Executive to be eligible for participation in this Program, in addition to the other Program conditions, he/she must complete and sign the applicable form of Release and return it to his/her Human Resources manager within the time frame identified in the Executive Notification Letter following receipt of the Notification Letter and Release.

•	An Executive who is otherwise eligible for this ESSP will not receive ESSP benefits if the Executive:

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Is discharged by the Company for Cause. “Cause” shall exist only if the Executive engaged in conduct demonstrably and materially injurious to the Company, monetarily or otherwise and, after delivery to the Executive of a copy of a resolution, duly adopted by the unanimous affirmative vote of the entire membership of the Board of Directors of GrafTech International Ltd. (the “Board”) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth and specifying the particulars thereof in detail. For purposes of “Cause”, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

•	Breached a contractual or legal obligation to the Company, including but not limited to any noncompetition, confidentiality or other restrictive covenant in effect with the Company.

-    Elects normal/early voluntary retirement prior to the Executive being informed of his or her termination of employment or the elimination of his/her position or like changes.

•	Does not acknowledge the Notification Letter by singing and returning it within five (5) business days following the Notice Date, or such other period as agreed to by the Company in writing.

-    Does not sign and return the Release within the applicable forty-five (45) day period or elects in writing to revoke the Release within seven (7) calendar days after its execution.

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An Executive who was eligible for this ESSP will not receive any additional or future ESSP benefits (that is, any benefits that commenced shall cease), if, prior to the expiration of Program benefits, the Executive:

•	Violates the terms of the restrictive covenants in the Notification Letter (“Exhibit A”).

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An Executive who was eligible for this ESSP will not receive any additional or future ESSP benefits (that is, any benefits that commenced shall cease), and the Executive will be required to return any benefits previously received under this ESSP, if the Executive:

-     Violates the terms of the Release (as set forth in the Release).

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Engages in Detrimental Conduct (as defined in the GrafTech International Ltd. Equity Incentive Plan (the “EIP”)) such that the Company would have the right (as if the Executive’s employment had not terminated) to forfeit an award granted under the EIP.

•	Fails to return to the Company all Company property which is in his or her possession.

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Fails to continue to respect the trade secrets and other confidential information to which the Executive had access while employed or fails to abide by all of the Executive’s contractual and legal obligations with respect thereto.

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Makes any critical or derogatory remarks concerning the management, operation or products of the Company or the Company’s officers, managers, employees, shareholders and affiliates, board members, customers, or vendors, or, without limiting the foregoing, takes any other action which could reasonably affect the Company’s reputation or the reputation of the previously mentioned persons.

-	Fails to cooperate in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during the term of the Executive’s employment.
C.    TERMINATION WITHOUT RELEASE

If an eligible Executive fails to, or elects not to, sign and return the Release within the appropriate time period or elects in writing to revoke the Release within seven (7) calendar days after its execution, the Executive will not be eligible for participation in this Program and, if any Program benefits have been provided prior thereto, such benefits will be forfeited and, to the extent payments have been made under this Program, must be refunded by the Executive.

D.    TERMINATION OF EMPLOYMENT

For purposes of this Program, references to “termination of employment”, “separation from employment” and the like, when referenced for purposes of determining when an Executive is eligible to commence receipt of payments, refers to a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Program is intended to be a “separation pay plan” within the meaning of Section 409A, such that payments made under this Program are exempt from Section 409A. Each payment or benefit under this Program shall be a separate payment. Notwithstanding anything in this Program to the contrary, in the event it is determined that this Program is not a separation pay plan or any payments hereunder are not exempt from the application of Section 409A, then any payments of “deferred compensation” (within the meaning of Section 409A) payable upon a separation from service to an Executive who is a “specified employee” (within the meaning of Section 409A) shall not commence until the first scheduled payroll date following the six month anniversary of such Executive’s “separation from service” (within the meaning of Section 409A).

E. PROGRAM ADMINISTRATION

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HR Shared Services will administer this Program and is responsible for this Program and its operation. HR Shared Services will maintain records of Program operations and will be responsible for the handling, processing and payment of any claims for benefits under this Program.

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The Company, or its delegee, the Vice President of Human Resources, will have sole and discretionary authority to interpret any term of this Program and to decide all questions concerning the eligibility of any person to participate in this Program, the right to and the amount of any benefit payable under this Program to any individual, and the date on which any individual ceases to be eligible for Program benefits. The Company or its delegate has the sole and absolute discretion to interpret this Program, including without limitation adjusting benefits of this Program for one or more participants consistent with the purposes and intent of this Program. The Company’s, or its delegee’s, decisions will be final and binding on all parties. The Company has allocated to the Vice President of Human Resources any responsibility it may have under this Program and he may designate any other person or persons to carry out any of its responsibilities under this Program.

•	Questions concerning this Program, and related approvals and interpretation, should be addressed to the Manager of Shared Services at 216-676-2002.

PROGRAM BENEFITS

A.    SEVERANCE BENEFITS

•    Upon expiration of the notice period, if any, described in this Program, Executives who elect to participate in this Program and timely sign and return (and do not revoke) a Release, are eligible to receive severance benefits in accordance with the following schedule:
Company Service Credit (thru last day worked) Severance

Under 5 years            19 month’s pay

At least 5 years and under 10 years    20 months’ pay

At least 10 years and under 15 years    21 months’ pay

At least 15 years and under 20 years    22 months’ pay

At least 20 years and under 25 years    23 months’ pay

At least 25 years            24 months’ pay

•	Minimum severance benefit is eighteen (18) months’ pay; provided that the Chief Executive Officer shall be entitled to a minimum severance benefit of twenty-four (24) months’ pay.

•	Maximum severance benefit is twenty-four (24) months’ pay.

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Each month’s severance benefit will be equal to one twelfth of the Executive’s annual base salary in effect at the time of notification of eligibility to participate in this Program (excluding the impact of any temporary pay cuts).

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Generally, severance benefit payments will be made on regular paydays for the respective period authorized (and no provisions of this Program will provide for lump sum payments, except vacation pay) commencing with the first payday following termination of employment.

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In the event of an Executive’s death at any time during which severance benefit payments described in this Section A remain payable hereunder, such benefit payments shall be made, at the same times and form as the payments would have been made to the Executive, to the party or parties identified as the Executive’s “beneficiary” or “beneficiaries” named in the beneficiary designation most recently filed by the Executive with the Company under the Company’s Basic Life Insurance Group Policy, regardless of whether the Executive is a current participant in the Life Insurance Plan at the time of his or her death. If (a) no such designation is on file with the Company at the time of the Executive’s death, or (b) no designated beneficiary has survived the Executive, Executive’s beneficiary for purposes of this Program shall be the Executive’s surviving spouse or, if no spouse has survived the Executive, the estate of the deceased Executive. If an individual beneficiary cannot be located for a period of one year following the

Executive’s death, despite mail notification to the beneficiary’s last known address, and if the beneficiary has not made a written claim for benefits within such period to the Company, the beneficiary shall be treated as having predeceased the Executive. The Company may require such proof of death and such evidence of the right of any person to receive all or part of a deceased Participant's unpaid benefits as the Company may consider appropriate. The Company may rely upon any direction by the legal representatives of the estate of a deceased Executive, without liability to any other person.

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The severance payments will be in addition to pension payments for eligible employees who are retirement eligible and elect to concurrently retire. Executives who are terminated under this Program and are participants in the GrafTech International Holdings Inc. Retirement Plan will receive credit (up to a maximum of two years) in order to satisfy the age and/or service requirements under the Retirement Plan in accordance with the terms of the Retirement Plan.

B.    VACATION

•	Executives will receive pay in lieu of any accrued unused current year vacation. Vacation payment will be paid in a lump sum at the time the individual separates from service.

C.    MEDICAL, DENTAL AND LIFE INSURANCE

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Medical Coverage: Executives participating in this Program who have signed and returned within the applicable time frame, and have not revoked, a Release will be eligible to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at active employee rates for twelve (12) months following termination of employment, but only until eligible for coverage under another group plan. The continuation of medical insurance coverage for Executives terminated under this Program will be coordinated with applicable state and federal laws. Any such continuation of medical insurance will be included as part of the continuation of benefits under COBRA.

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Dental Coverage: Executives participating in this Program who have signed and returned within the applicable time frame, and have not revoked, a Release will be eligible to continue group dental coverage under COBRA at active employee rates for twelve (12) months following termination of employment, but only until eligible for coverage under another group plan. The continuation of dental insurance coverage for Executives terminated under this Program will be coordinated with applicable state and federal laws. Any such continuation of dental insurance will be included as part of the continuation of benefits under COBRA.

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Life Insurance Coverage: Coverage under the Basic Life Insurance Group Policy will terminate as of termination of employment. The Executive will have the option to convert to a private policy as provided in the Policy.

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Short and Long Term Disability Coverage: For all employees, this coverage terminates as of termination of employment. For any Executive who becomes eligible for (and receives) a long term disability benefit following the date of the Notification Letter, such disability benefits may be reduced by severance payments, as and when such severance payments are made, in accordance with the terms of the Long Term Disability Plan.

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Employee Assistance Program: A terminated Executive who is receiving benefits under this Program but declines medical coverage may continue participation in the Employee Assistance Program (EAP) following the termination of employment (EAP Coordinated

Care is included as part of the medical plan coverage) for six (6) months following termination of employment.

The Company may require verification of employment status to determine when to terminate extended benefit plan coverage under any of the above defined enhanced benefits.

D.    INCENTIVE COMPENSATION PLANS

Executives participating in this Program who have signed and returned within the applicable time frame, and have not revoked, a Release are entitled to the following:

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Participants in the GrafTech International Ltd. Executive Incentive Compensation Program (“EICP”) or the employee Incentive Compensation Program (“ICP”) and who are on the payroll as of the last day of the applicable performance period and were eligible to receive an Award (as defined in the EICP or ICP) for such performance period, will have an individual multiplier of 100% of the earned Award based on the results of the business, local, or individual metrics identified for that performance period and will be payable at the same time Awards are payable to active employees of the Company.

•	Participants in the EIP with an outstanding Award (as defined in the EIP) shall be entitled to the following:

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Notwithstanding the terms of the applicable Award Agreement (as defined in the EIP), immediate vesting as of termination of employment of Options (as defined in the Plan) that would have vested in the twelve (12) month period following termination of employment had the Executive remained employed with the Company or that would have vested in 2015 for Executives terminated in 2014; all vested Options (including options vesting pursuant to the proceeding clause) remain outstanding for 12 months following the date of such termination (or 36 months, if termination is after the Executive attaining age 50 with at least ten years of employment with the Company), but not beyond the original term thereof (after which time they shall expire and be forfeited if unexercised).

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Notwithstanding the terms of the applicable Award Agreement, immediate vesting as of termination of employment of Restricted Stock Unit Awards that would have vested in the twelve (12) month period following termination of employment had the Executive remained employed with the Company or that would have vested in 2015 for Executives terminated in 2014; all such Awards shall be paid in accordance with the terms of the applicable Award Agreement.

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Performance Share Unit Awards (as defined in the EIP) shall be earned or vested as provided in the applicable Award Agreement and shall be payable in accordance with the terms of the applicable Award Agreement.

E.    OUTPLACEMENT ASSISTANCE

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For an Executive participating in this Program who has signed and returned within the applicable time frame, and has not revoked, a Release, the Company will provide Outplacement Assistance under an executive level program for six (6) months from the date the Executive initiates this service with the vendor, which initiation must occur, if at all, within three (3) months following termination of employment. An Executive interested in Outplacement Assistance must so indicate to the Vice President of Human Resources. Local availability of services will determine the format through which outplacement assistance is provided.

F. MISCELLANEOUS

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The terms of this Program are not intended to result in duplication of benefits, if any, payable under any Severance Compensation Arrangement to which an Executive is a party, or under the EICP, the EIP or any other plan, by reason of change in control and this Program does not replace or supercede the provisions of any such plan or agreement except as explicitly provided herein.

The Company, by a unanimous vote of the Board, shall have the right to amend, suspend or terminate this Program at any time prior to December 31, 2016, the date on which this Program automatically terminates. A Program amendment or termination will not impact employees (and former employees) who have received written notice of eligibility to participate in this Program before the date such amendment or termination is executed. The Company’s exercise of its discretion to amend or terminate this Program shall comply with Section 409A and other applicable law. Notwithstanding the foregoing, this Program may not be amended in anticipation of or following (i) any event resulting in Present Directors (as defined below) and New Directors (as defined below) ceasing for any reason to constitute a majority of the Board (and, for purposes of this clause (i), “Present Directors” shall mean the individuals who as of the date of adoption of this Program were members of the Board and “New Directors” shall mean individuals whose election by the Board or whose nomination for election as directors by GrafTech International Ltd.’s stockholders was approved by a vote of at least two thirds of the directors then in office who were Present Directors or New Directors); or (ii) a Change in Control (as defined in the EIP).
Approved on behalf of
GRAFTECH INTERNATIONAL LTD
and its U.S. Affiliates
By: /s/Brian E. Blowes
Title: Vice President – Human Resources